SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 3)


                           Atlantic Tele-Network, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04907910
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                                   [ ]   Rule 13d-1(b)

                                   [ ]   Rule 13d-1(c)

                                   [X]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

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CUSIP No. 04907910                                         PAGE 2 OF 5 PAGES
--------------------------                       ---------------------------


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



---------- ---------------------------------------------------------------------

  1        NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Cornelius B. Prior, Jr.
---------- ---------------------------------------------------------------------

  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                                  (b) [ ]
---------- ---------------------------------------------------------------------

  3        SEC USE ONLY
---------- ---------------------------------------------------------------------

  6        CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.


---------- ---------------------------------------------------------------------

                            5     SOLE VOTING POWER
        NUMBER OF
          SHARES                  3,065,964
       BENEFICIALLY
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
--------------------------- ----- ----------------------------------------------

                            6     SHARED VOTING POWER

                                  11,000
--------------------------- ----- ----------------------------------------------

                            7     SOLE DISPOSITIVE POWER

                                  3,065,964
--------------------------- ----- ----------------------------------------------

                            8     SHARED DISPOSITIVE POWER

                                  11,000
--------------------------- ----- ----------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,076,964
---------- ---------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)                          [X]

           See Item 4 to Schedule 13G
---------- ---------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           61.71%
---------- ---------------------------------------------------------------------

12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------


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CUSIP No. 04907910                                         PAGE 3 OF 5 PAGES
--------------------------                       ---------------------------


Item 1(a).        Name of Issuer:
                  ---------------

                  Atlantic Tele-Network, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  19 Estate Thomas
                  Havensight
                  P.O. Box 12030
                  St. Thomas, U.S. Virgin Islands 00801

Item 2(a).        Name of Person Filing:
                  ----------------------

                  Cornelius B. Prior, Jr.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  ------------------------------------------------------------

                  19 Estate Thomas
                  Havensight
                  P.O. Box 12030
                  St. Thomas, U.S. Virgin Islands 00801

Item 2(c).        Citizenship.
                  -----------

                  United States

Item 2(d).        Title of Class of Securities:
                  -----------------------------

                  common stock, par value $.01 per share

Item 2(e).        CUSIP Number:
                  -------------
                  04907910

Item 3.           If this statement is filed pursuant to Rules 13d-1(b) or
                  ----------------------------------------------------------
                  13d-2(b) or (c), check whether the person filing is a:
                  ----------------------------------------------------------

                  Not applicable.

Item 4.           Ownership.
                  ----------

(a) Amount Beneficially Owned: 3,076,964 shares*

(b) Percent of Class: 61.71%

(c) Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: 3,065,964

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CUSIP No. 04907910                                         PAGE 4 OF 5 PAGES
--------------------------                       ---------------------------


            (ii)  Shared power to vote or to direct the vote: 11,000**

            (iii) Sole power to dispose or to direct the disposition of:
                  3,065,964

            (iv)  Shared power to dispose or direct the disposition of: 11,000**


            * Does not include 200 shares held by Mr. Prior's wife as to which Mr. Prior disclaims beneficial ownership pursuant to Rule 13d-4.

            ** Represents 11,000 shares owned by Tropical Aircraft Company, a corporation of which Mr. Prior owns 90% of the capital stock.

Item 5.            Ownership of Five Percent or Less of a Class.
                  ---------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  ---------------------------------------------------------
                  Person.
                  -------

                  Not Applicable.

Item 7.            Identification and Classification of the Subsidiary Which
                  --------------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------
                  Company or Control Person.
                  --------------------------

                  Not Applicable.

Item 8.            Identification and Classification of Members of the Group.
                  ------------------------------------------------------------

                  Not Applicable.

Item 9.            Notice of Dissolution of Group.
                  --------------------------------
                  Not Applicable.

Item 10.          Certifications.
                  ---------------

                  Not Applicable.

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CUSIP No. 04907910                                         PAGE 5 OF 5 PAGES
--------------------------                       ---------------------------


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  June 25, 2003




                                             /s/ Cornelius B. Prior, Jr.
                                             --------------------------
                                             Cornelius B. Prior, Jr.